Exhibit (a)(7)


This announcement is not an offer to purchase or a solicitation of an offer to sell shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated January 22, 2007 and the related letter of transmittal and any amendments or supplements hereto and is being made to all holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Trust (as defined below) by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
               Putnam California Investment Grade Municipal Trust
                                       at
                              $14.16 Net Per Share
                                       by
                            Mildred B. Horejsi Trust

     The Mildred B. Horejsi Trust, an irrevocable grantor trust administered in accordance with Alaska administrative statutes and governed by Alaska trust law (the "Trust" and also referred to herein as "we," "our" or "us"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "shares"), of Putnam California Investment Grade Municipal Trust, a Massachusetts business trust ("PCA"), at a price of $14.16 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated
January 22, 2007 (the "Offer to Purchase") and in the related letter of transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").


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            THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
                   NEW YORK CITY TIME, ON FEBRUARY 16, 2007,
                          UNLESS THE OFFER IS EXTENDED
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     The purpose of the Offer is to acquire all of the  outstanding  shares,  so that we may influence the policies and management of PCA to take the fund in a new direction. Even if we do not acquire all of the outstanding shares, it is our intent to move PCA in a new direction as discussed in the Offer. For stockholders who do not wish to be a part of the new direction, the Offer is an opportunity to sell shares before any changes occur. We believe that the shareholders of PCA deserve a fresh start and a new direction, particularly given that the Securities and Exchange Commission has gone on record to state that officials of Putnam breached their fiduciary duty to PCA, and, in Morningstar's(TM) latest ratings (December 31, 2006), PCA received only 2 of 5 stars for its overall, 10-, and 5-year performance history, and only 1 of 5 stars for its 3-year performance history, as compared with other similarly situated California municipal long-position closed-end funds. . We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on PCA's board of trustees, to propose the termination and replacement of PCA's incumbent adviser, portfolio manager and administrator, to propose that PCA change its name, and to propose that PCA change its investment policies and objectives, which may include, among other changes, proposals for PCA to expand its scope to include investments in common stocks, fixed income
securities,   real  estate  operating   companies  and  investment  trusts,  and
securities issued by companies outside the United States, consistent with our philosophy that PCA's advisors should have the greatest possible flexibility to seek out and invest in securities they believe to be the best values among any asset class anywhere in the world. We do not have any current plans or proposals for a merger or other similar business combination involving PCA or otherwise to effect an extraordinary corporate transaction following the consummation of the Offer.

     The Offer is not conditioned upon the receipt of financing. The Offer is subject to conditions, among others, that, at the expiration of the Offer, there shall have been validly tendered in the Offer and not properly withdrawn at least 25% of the total number of outstanding shares at the time. The Offer is also subject to certain conditions set forth in Section 14 of the Offer to Purchase.

     Subject to the terms of the applicable rules and regulations of the Securities and Exchange Commission, we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not the conditions set forth in the Section 14 of the Offer to Purchase shall have been satisfied, to extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary (which will be followed as promptly as practicable by a public announcement thereof). During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering holder to withdraw its shares on the terms and conditions described in the Offer to Purchase.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Under no circumstances will we pay interest on the purchase price of shares, regardless of any delay in making such payment or extension of the Offer.

     Tenders of shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. To withdraw tendered shares, a written notice of withdrawal with respect to such shares must be timely received by the depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of shares, if different from that of the person who tendered such shares. If certificates for shares to be withdrawn have been delivered to the depositary then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution (as defined in the Offer to Purchase) has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares have been delivered in accordance with the procedures for book-entry transfer set forth in the Offer to Purchase, then any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility (as defined in the Offer to Purchase) to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related letter of transmittal and is incorporated herein by reference.

     A request is being made to PCA for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of shares. The Offer to Purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     The Offer to Purchase and the related letter of transmittal contain important information. Holders of shares should carefully read both in their entirety before any decision is made with respect to the Offer.

     Any questions or requests for assistance may be directed to the information agent at the telephone numbers and address set forth below. Requests for copies of the Offer to Purchase and the related letter of transmittal and other tender offer materials may be directed to the information agent as set forth below, and copies will be furnished promptly at our expense. Holders of shares may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                     The Information Agent for the Offer is:

                               Morrow & Co., Inc.
                                 470 West Avenue
                               Stamford, CT 06902

                      Banks and Brokers Call (203) 658-9400
                   Shareholders Call Toll Free: (800) 607-0088

January 22, 2007